Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
2,026,000 ORDINARY SHARES
of
GILAT SATELLITE NETWORKS LTD.
at
$3.65 NET PER SHARE
by
KCPS SATELLITE COMMUNICATIONS, LIMITED PARTNERSHIP
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON THURSDAY, JULY 9, 2009, UNLESS THE OFFER IS EXTENDED.

We, KCPS Satellite Communications, Limited Partnership, a limited partnership organized under the laws of the State of Israel, are offering to purchase 2,026,000 ordinary shares, NIS 0.20 par value per share, of Gilat Satellite Networks Ltd., or Gilat shares, at the price of $3.65 per Gilat share, net to you (subject to withholding taxes, as applicable), in cash, without interest. As of May 31, 2009, there were 40,161,017 Gilat shares issued and outstanding.

THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 11. THE PRINCIPAL CONDITIONS ARE THAT:

–	GILAT SHARES THAT REPRESENT AT LEAST 5.0% OF THE ISSUED AND OUTSTANDING GILAT SHARES ON THE INITIAL COMPLETION DATE (AS DEFINED BELOW) ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW); AND

–	IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF GILAT SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (EXCLUDING THE GILAT SHARES HELD BY CERTAIN OF OUR AFFILIATES OR CERTAIN OF GILAT AFFILIATES) MUST EXCEED THE AGGREGATE NUMBER OF GILAT SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF GILAT SATELLITE NETWORKS LTD. PLEASE READ SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

IF MORE THAN 2,026,000 GILAT SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE 2,026,000 GILAT SHARES ON A PRO RATA BASIS FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 2,026,000 GILAT SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON THURSDAY, JULY 9, 2009, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE INITIAL OFFER PERIOD. UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS TO THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON MONDAY, JULY 13, 2009, DURING WHICH YOU MAY TENDER YOUR GILAT SHARES, BUT MAY NOT WITHDRAW VALIDLY TENDERED GILAT SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. SEE SECTION 1 AND SECTION 11.

The Gilat shares are listed on the Nasdaq Global Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or the TASE, in each case under the ticker symbol “GILT.” On June 5, 2009, the last trading day before commencement of the offer, the closing sale price of the Gilat shares was $3.66 on Nasdaq. On June 4, 2009, the closing sale price of Gilat shares was NIS 14.39 (approximately $3.63 based on an exchange rate of NIS 3.967 per U.S. dollar as of June 4, 2009) on the TASE. We encourage you to obtain current market quotations for the Gilat shares before deciding whether to tender your Gilat shares. See Section 6.

In the United States, the Information Agent for the offer is:
The Altman Group
In Israel, information concerning the offer is available from our legal counsel:
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

June 8, 2009

IMPORTANT

        The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, we have filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the TASE. We have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission, or the SEC.

        The offer has not been approved or disapproved by the SEC, any state securities commission or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Gilat shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

        Holders of Gilat shares who hold their Gilat shares through a TASE member, or who are named as holders of Gilat shares in the Register of Shareholders of Gilat Satellite Networks Ltd. in Israel, should tender their Gilat shares to Clal Finance Batucha Investment Management Ltd., who, together with its affiliates, serves as the Israeli Depositary, pursuant to the applicable instructions in Section 3. All other holders of Gilat shares should tender their Gilat shares to American Stock Transfer & Trust Company, the U.S. Depositary (which we refer to, together with the Israeli Depositary, as the Depositaries), pursuant to the applicable instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

        Section 3 also describes a right that shareholders have to object to the offer.

        Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for the Gilat shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, July 9, 2009, unless and until we extend the period of time during which the initial period of the offer is open. This period, as may be extended, is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Gilat share owned by you,

–	you have not yet responded to the offer,

–	you have notified us of your objection to the offer, or

–	you have validly tendered such Gilat share but have properly withdrawn your tender during the Initial Offer Period,

then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Monday, July 13, 2009, during which you may tender each such Gilat share, but may not withdraw validly tendered Gilat shares. We refer to this additional period as the Additional Offer Period. The date of completion of the Additional Offer Period will change if we decide to extend the Initial Offer Period. Gilat shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. See Section 1, Section 4 and Section 11.

Any questions and requests for assistance may be directed to The Altman Group, our Information Agent in the United States, or Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., our legal counsel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

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        Unless the context otherwise requires, all references in this offer to purchase to “KCPS,”“us,” “we,” and “our” are to KCPS Satellite Communications, Limited Partnership, all references to “Gilat” are to Gilat Satellite Networks Ltd., all references to “Nasdaq” are to the Nasdaq Global Market, all references to “TASE” are to the Tel Aviv Stock Exchange Ltd., all references to “dollars” or “$” are to U.S. dollars, all references to “NIS” are to New Israeli Shekels, all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999, and all references to “Israeli Securities Law” are to Israeli Securities Law, 5728-1968.

        Unless the context otherwise requires, the percentages of the issued and outstanding Gilat shares stated throughout this offer to purchase are based on 40,161,017 Gilat shares issued and outstanding as of May 31, 2009.

        Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in Israel are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the United States are permitted not to be open for business.

SUMMARY TERM SHEET

        This summary term sheet is a brief summary of the material provisions of this offer to purchase 2,026,000 ordinary shares of Gilat, par value NIS 0.20 per share (which we refer to as Gilat shares) being made by KCPS, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Gilat, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

Who is offering to buy my securities?

–	We, KCPS Satellite Communications, Limited Partnership, are a limited partnership formed under the laws of the State of Israel in 2009 for the sole purpose of acquiring shares in Gilat. Our limited partner is KCS Private Equity Partners 1, L.P., an Israeli limited partnership (which also holds interest in us on behalf of KCS Private Equity Partners MP, L.P., an Israeli limited partnership and KCS Private Equity Partners I, L.P., a Cayman limited partnership). KCS Private Equity Partners 1, L.P., KCS Private Equity Partners MP, L.P. and KCS Private Equity Partners I, L.P. are part of a private equity fund known as KCS Private Equity I Fund. The KCS Private Equity I Fund invests in companies that are predominantly located in Israel or that have significant ties or relations to Israel. Additional limited partners may subscribe for a limited partnership interest in us, including throughout the term of this offer.

–	We are controlled by our general partner KCPS Satellite Holdings Ltd., or KCPS Holdings, a private company limited by shares, formed under the laws of the State of Israel in 2009 for the sole purpose of acting as our general partner. KCPS Holdings is wholly-owned by KCPS PE Investment Management (2006) Ltd., or KCPS PE, a private company limited by shares, formed under the laws of the State of Israel. KCPS PE is the management company of the KCS Private Equity I Fund, and is jointly owned by KCPS & Company (2007) Ltd., a corporation incorporated under the laws of the State of Israel (holding a 40.0% interest in KCPS PE) and Gilad Shavit, Gilead Halevy and Uri Einan (holding, in the aggregate, a 60.0% interest in KCPS PE). KCPS PE is the general partner of KCS Partners, L.P., an Israeli limited partnership which is the general partner of KCS Private Equity I Fund. See Section 9.

–	Because KCPS Holdings and KCPS PE control us and helped to structure our offer, our offer may be deemed to be made on behalf of these controlling entities, and in this offer to purchase we refer to them and us collectively as our “Bidder Group”.

How many shares are sought in the offer?

–	Subject to certain conditions, we are offering to purchase 2,026,000 Gilat shares, representing approximately 5.0% of the issued and outstanding Gilat shares. See Section 1.

–	If more than 2,026,000 Gilat shares are validly tendered and not properly withdrawn, we will purchase 2,026,000 Gilat shares on a pro rata basis from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period, so that we would purchase no more than 2,026,000 Gilat shares. The number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

Why are you making the offer?

–	We are making the offer because we believe in the long-term potential of Gilat and in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may only be made by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser (together with its affiliates) would own 25.0% or more of the aggregate voting power of the company and no other person owns 25.0% or more of the aggregate voting power of the company. Although we currently hold no Gilat shares, 8,121,651 Gilat shares, representing approximately 20.2% of the issued and outstanding Gilat shares, are currently beneficially owned by a group of pooled investment vehicles managed by JGD Management Corp., a Delaware corporation, d/b/a/ York Capital Management and its affiliates, or York. On June 5, 2009, we entered into a voting agreement with York with respect to Gilat shares, and, under the Israeli Securities Law, we are deemed to jointly hold 8,121,651 Gilat shares, representing approximately 20.2% of the issued and outstanding Gilat shares. As such, in order for us to purchase Gilat shares that would increase our voting power (together with that of York) of Gilat to 25.0% or more, we are conducting the offer as a “special tender offer” meeting the requirements of Israeli law. York holds more than a 35% of the pecuniary interest in KCS Private Equity I Fund although it does not exercise any control over our management decision, or the management decision of KCS Private Equity I Fund. See “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.” For more information with respect to York’s ownership of Gilat shares, see York’s Schedule 13D and amendments to this Schedule 13D with respect to Gilat as filed with the SEC.

How much are you offering to pay and what is the form of payment?

–	We are offering to pay $3.65 per Gilat share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their Gilat shares in the offer will be paid solely in U.S. dollars. See “Introduction,” Section 1, Section 2 and, with respect to withholding taxes, Section 5.

What percentage of the Gilat shares do you currently own and how much will you own if the offer is completed?

–	We currently own no Gilat shares. York currently beneficially own 8,121,651 Gilat shares, representing approximately 20.2% of the issued and outstanding Gilat shares.

–	Following the consummation of the offer, we will purchase 2,026,000 Gilat shares and will beneficially own approximately 5.0% of the issued and outstanding Gilat shares. When taken together with the Gilat shares beneficially owned by York, we and York will hold together 10,147,651 Gilat shares, representing approximately 25.3% of the issued and outstanding Gilat shares.

What is the market value of my Gilat shares as of a recent date?

–	On June 5, 2009, the last full trading day before we commenced the offer, the closing price per Gilat share as reported on Nasdaq was $3.66. On June 4, 2009, the closing sale price of Gilat shares was NIS 14.39 (approximately $3.63 based on an exchange rate of NIS 3.967 per U.S. dollar as of June 4, 2009) on the TASE. We recommend that you obtain a recent quotation for your Gilat shares prior to deciding whether or not to tender your Gilat shares. See Section 6.

Do you have the financial resources to pay the purchase price in the offer?

–	Yes. The purchase of the Gilat shares in the offer will be financed by our own internal resources. The offer is not conditioned on the availability of financing.

–	According to Israeli law, to secure the payment for the Gilat shares tendered in the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the Gilat shares. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and will deposit cash into an escrow account in an amount sufficient to pay for the maximum number of Gilat shares that we are offering to purchase. See Section 2 and Section 10.

Can I object to the offer?

–	Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify us of your objection to the offer you must complete and sign the accompanying Notice of Objection and deliver it prior to the completion of the Initial Offer Period on Thursday, July 9, 2009 (as may be extended) by following the applicable procedures and instructions described in Section 3. You may not object to the offer during the Additional Offer Period. Under Israeli law, the aggregate number of Gilat shares validly tendered in the offer and not properly withdrawn at the completion of the Initial Offer Period (excluding the Gilat shares held by certain of or our affiliates and certain of Gilat’s affiliates) must exceed the aggregate number of Gilat shares represented by Notices of Objection to the offer. This is one of the conditions to the offer and if it is not met we will be prohibited from purchasing any Gilat shares tendered in the offer. See the answer to the question “What are the most significant conditions to the offer?” below, “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer,” Section 3 and Section 11. For details of the Gilat shares held by us and our affiliates, see “Background to the Offer – Beneficial Ownership of Shares.”

What are the most significant conditions to the offer?

The offer is conditioned on, among other things, the following:

–	Gilat shares representing at least 5.0% of the issued and outstanding shares of Gilat on the Initial Completion Date must be validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period; and

–	at the completion of the Initial Offer Period, the aggregate number of Gilat shares validly tendered in the offer and not properly withdrawn (excluding Gilat shares held by certain of our affiliates or certain of Gilat’s affiliates) must be greater than the aggregate number of Gilat shares represented by Notices of Objection to the offer.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Gilat.

See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions to the offer and describes those conditions to the offer that are waiveable by us.

What will happen if the conditions to the offer are not satisfied?

–	If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Gilat shares tendered in the offer, or, subject to applicable law, we may waive such conditions. See “Introduction,” Section 1 and Section 11.

How long do I have to decide whether to tender in the offer?

–	You may tender your Gilat shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, July 9, 2009 (as may be extended). We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

–	We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Gilat share owned by you,

–	you have not yet responded to the offer,

–	you have notified us of your objection to the offer, or

–	you have validly tendered such Gilat share but have properly withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, July 9, 2009, during which you may tender each such Gilat share; however, you may not withdraw previously tendered Gilat shares during this additional period. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period. See “Introduction,” Section 1, Section 3 and Section 11.

How do I tender my Gilat shares and to which depositary should I tender?

This depends on the manner in which you hold your Gilat shares:

–	if you hold your Gilat shares through a TASE member or you are named as a holder of the Gilat shares in the Register of Shareholders of Gilat in Israel, you should tender your Gilat shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3; and

–	all other holders of Gilat shares should tender their Gilat shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

Can I tender my Gilat shares using a guaranteed delivery procedure?

–	No. You may only tender your Gilat shares by following the applicable procedures and instructions described in Section 3.

When can I withdraw the Gilat shares I tendered in the offer?

–	You may withdraw any previously tendered Gilat shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. In addition, under U.S. law, tendered Gilat shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Gilat shares have not yet been accepted for payment by us. See Section 1 and Section 4.

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When will you pay for the Gilat shares tendered in the offer?

–	All of the Gilat shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration and satisfaction or waiver of all conditions to the offer. We expect to make such payment, including in the event that proration of tendered Gilat shares is required, within four U.S. business days following the Final Expiration Date. See Section 1, Section 2 and Section 11.

Can the offer be extended, and under what circumstances?

–	We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

How will I be notified if the offer is extended?

–	If we decide to extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our legal counsel of that fact. We will also publicly announce the new Initial Completion Date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period. See Section 1.

Has Gilat or its board of directors adopted a position on the offer?

–	Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Gilat is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

–	Under Israeli law, Gilat’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Gilat’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives a statement disclosing the reasons for not providing an opinion.

As of the date of this offer to purchase, neither Gilat nor its board of directors has made any such statement.

Are there any conflicts of interest in the offer?

–	We are not aware of any potential conflicts of interest. You should note however that York, with whom we have entered into a voting agreement with respect to Gilat shares and which holds more than 35% of the pecuniary interest in KCS Private Equity I Fund, currently beneficially owns approximately 20.2% of the issued and outstanding Gilat shares. As a result, York may have a substantial influence over matters that require approval by Gilat’s shareholders, including the election of directors and approval of significant corporate transactions. Further, Jeremy Blank, a managing director of York Capital Management, serves as a director on the board of directors of Gilat. See “Background of the Offer – Voting Agreement”. For more information with respect to York’s ownership of Gilat shares, see York’s Schedule 13D and amendments to this Schedule 13D with respect to Gilat as filed with the SEC.

See “Background to the Offer – Purpose of the Offer; Reasons for the Offer,” “Background to the Offer – Interest of Persons in the Offer,” “Background to the Offer – Beneficial Ownership of Shares” and Schedule I to this offer to purchase.

What are the tax consequences of the offer?

–	The receipt of cash for Gilat shares accepted for payment by us from tendering shareholders who are “U.S. Holders” (as defined below in Section 5) for U.S. federal income tax purposes will be treated as a taxable transaction for U.S. federal income tax purposes.

–	The receipt of cash for Gilat shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

–	The receipt of cash for Gilat shares accepted for payment by us from tendering shareholders is generally subject to the withholding of Israeli tax at the source, at a rate of 20% for individuals or 25% for entities of the shareholder’s gain on such sale. We have obtained a tax decision from the Israeli Tax Authority, or ITA with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Gilat shares in the offer. The approval provides, among other things, that (1) tendering shareholders who hold less than 5% of the issued and outstanding Gilat shares, acquired their Gilat shares on or after Gilat’s initial public offering on Nasdaq (i.e., March 26, 1993) and who certify that they are NOT “residents of Israel” for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961, or the Ordinance, will not be subject to Israeli withholding tax, (2) eligible Israeli brokers or financial institutions holding Gilat shares solely on behalf of a tendering shareholder will not be subject to Israeli withholding tax, and (3) tendering shareholders who are not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 20% for individuals and 25% for entities of the amount received by the tendering shareholder pursuant to the offer. Notwithstanding the foregoing, should any tendering shareholder present us with a valid approval from the ITA applying withholding tax at a lesser rate than those described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such approval.

We recommend that you seek professional advice from your own tax advisors concerning the tax consequences applicable to your particular situation. See Section 5.

Will the offer result in the delisting of the Gilat shares?

–	No. We expect that the Gilat shares will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

With whom may I talk if I have questions about the offer?

–	You can call The Altman Group, our Information Agent in the United States, at 866-796-7184, or our legal counsel, Gross, Kleinhendler, Hodak, Halevy, Greenberg &Co., at +972-3-607-4444, during their respective normal business hours. See the back cover of this offer to purchase.

INTRODUCTION

        We, KCPS Satellite Communications, Limited Partnership, hereby offer to purchase 2,026,000 ordinary shares, par value NIS 0.20 per share, of Gilat Satellite Networks Ltd., or Gilat shares, at a price of $3.65 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

        Gilat shares are listed on the Nasdaq Global Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or the TASE, in each case under the ticker symbol “GILT.” As of May 31, 2009, there were 40,161,017 Gilat shares issued and outstanding. As of the date of this offer to purchase, we own no Gilat Shares. However, 8,121,651 Gilat shares, representing approximately 20.2% of the issued and outstanding Gilat shares, are currently beneficially owned by a group of pooled investment vehicles managed by JGD Management Corp., a Delaware corporation, d/b/a/ York Capital Management and its affiliates, or York. On June 5, 2009, we entered into a voting agreement with York with respect to Gilat shares, and, under the Israeli Securities Law, we are deemed to jointly hold 8,121,651 Gilat shares, representing approximately 20.2% of the issued and outstanding Gilat shares. York holds more than a 35% of the pecuniary interest in KCS Private Equity I Fund although it does not exercise any control over our management decision, or the management decision of KCS Private Equity I Fund. For more information with respect to York’s ownership of Gilat shares, see York’s Schedule 13D and amendments to this Schedule 13D with respect to Gilat as filed with the SEC.

        We, KCPS Satellite Communications, Limited Partnership, are a limited partnership formed under the laws of the State of Israel in 2009 for the sole purpose of acquiring shares in Gilat. Our limited partner is KCS Private Equity Partners 1, L.P., an Israeli limited partnership (which also holds interest in us on behalf of KCS Private Equity Partners MP, L.P., an Israeli limited partnership and KCS Private Equity Partners I, L.P., a Cayman limited partnership). KCS Private Equity Partners 1, L.P., KCS Private Equity Partners MP, L.P. and KCS Private Equity Partners I, L.P. are part of a private equity fund known as KCS Private Equity I Fund. The KCS Private Equity I Fund invests in companies that are predominantly located in Israel or that have significant ties or relations to Israel. Additional limited partners may subscribe for a limited partnership interest in us, including throughout the term of this offer.

        We are controlled by our general partner KCPS Satellite Holdings Ltd., or KCPS Holdings, a private company limited by shares, formed under the laws of the State of Israel in 2009 for the sole purpose of acting as our general partner. KCPS Holdings is wholly-owned by KCPS PE Investment Management (2006) Ltd., or KCPS PE, a private company limited by shares, formed under the laws of the State of Israel. KCPS PE is the management company of the KCS Private Equity I Fund, and is jointly owned by KCPS & Company (2007) Ltd., a corporation incorporated under the laws of the State of Israel (holding a 40.0% interest in KCPS PE) and Gilad Shavit, Gilead Halevy and Uri Einan (holding, in the aggregate, a 60.0% interest in KCPS PE). KCPS PE is the general partner of KCS Partners, L.P., an Israeli limited partnership which is the general partner of KCS Private Equity I Fund. Because KCPS Holdings and KCPS PE control us and helped to structure our offer, our offer may be deemed to be made on behalf of these controlling persons, and in this offer to purchase we refer to them and us collectively as our “Bidder Group”. This offer is not made on behalf of York.

        The offer is being conducted simultaneously in the United States and in Israel. The initial period of the offer will be completed at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, July 9, 2009. We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then if, with respect to each Gilat share owned by you, (a) you have not yet responded to the offer, (b) you have notified us of your objection to the offer, or (c) you have validly tendered such Gilat share but have properly withdrawn your tender during the Initial Offer Period, then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Monday, July 13, 2009, during which you may tender each such Gilat share, but may not withdraw validly tendered Gilat shares. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

        If you are a record owner of Gilat shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (which we refer to, together with the U.S. Depositary, as the Depositaries), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the purchase of Gilat shares in the offer. If you hold your Gilat shares through a bank or broker, we recommend that you check whether they charge any service or other fees. See “Background of the Offer – Interest of Persons in the Offer,” for additional details.

        We will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Gilat shares are accepted for payment. We will also pay the fees and expenses of The Altman Group, our Information Agent, and Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., our legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

        The offer is conditioned on Gilat shares representing at least 5.0% of the issued and outstanding shares of Gilat on the Initial Completion Date, being validly tendered and not properly withdrawn, and we may terminate the offer if the total number of Gilat shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date is less than 5.0% of the issued and outstanding shares of Gilat on the Initial Completion Date. Certain other conditions to the consummation of the offer are described in Section 11. We reserve the right (subject to applicable law and the rules of the SEC and ISA) to amend or, other than the conditions set forth in clause (a) and clause (c) of Section 11, waive any one or more of the terms of, and conditions to, the offer. However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Gilat shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Gilat. See Section 1, Section 10 and Section 11.

        Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Gilat is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, Gilat’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Gilat’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. As of the date of this offer to purchase, neither Gilat nor its board of directors has made such a statement.

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

–	any statements of the plans, objectives or expectations regarding the future operations or status of us or Gilat;

–	any anticipated trends;

–	any statements regarding future economic conditions or performance; and

–	any statement of assumptions underlying any of the foregoing.

        Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “projects,” “potential,” “are optimistic,” “view” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

–	changes in domestic and foreign economic and market conditions;

–	uncertainty as to the completion of the offer; and

–	the risk factors detailed in Gilat’s most recent annual report on Form 20-F (“2008 Form 20-F”) and its other filings with the SEC.

        See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

        You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

        In March 2009, the board of directors of KCPS PE, the parent of our general partner, began considering the possibility of purchasing Gilat shares and conducted a preliminary analysis of the legal requirements, including the Israeli requirement of conducting a “special tender offer” and the feasibility of conducting a simultaneous tender offer in the United States and Israel. The analysis was made with the assistance of our legal counsel. On May 12, 2009, KCPS PE formed KCPS Holdings to act as our general partner and, on May 18, 2009, KCPS PE formed KCPS in order to act as the purchaser of Gilat shares.

        Beginning in April 2009 through the date of this offer to purchase, we continued with preparations to the offer. On May 10, 2009, York contacted Gilat, to inform Gilat’s legal counsel that KCPS PE was preliminarily considering the commencement of a tender offer in order to purchase approximately 5.0% of the outstanding Gilat shares.

        On May 10, 2009, we requested assistance of Gilat’s legal counsel to obtain certain information relating to ownership of Gilat shares from Gilat’s transfer agent and The Depository Trust Company. In addition, we, with the assistance of our legal counsel, applied to the ISA and the SEC for relief from certain provisions of the Israeli and U.S. securities law to enable us to structure a tender offer that would comply with applicable law and regulations in both Israel and the United States. We also requested from the ITA, an approval with respect to the Israeli withholding tax rates applicable to the offer.

        On May 18, 2009, we received the exemptive relief that we requested from the ISA.

        On May 20, 2009, we received the approval of the ITA with respect to the Israeli withholding tax rates applicable to the offer.

        On June 4, 2009, the board of directors of our general partner resolved to commence a tender offer to purchase approximately 5.0% of the issued and outstanding Gilat shares and approve the final terms and timing of the offer.

        On June 5, 2009, we entered into a voting agreement with York with respect to Gilat shares and received the exemptive and no-action relief that we requested from the SEC.

        We commenced the offer on June 8, 2009.

Purpose of the Offer; Reasons for the Offer

        Our Bidder Group’s purpose of the offer is for KCPS to purchase approximately 5.0% ownership of the issued and outstanding Gilat shares, as each member of our Bidder Group believes in the long-term value of Gilat. Under Israeli law, a purchase of the shares of a public company must be made by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own 25.0% or more of the aggregate voting power of the company and no other person owns 25.0% or more of the voting power. Our Bidder Group currently owns no Gilat shares. However, York is an owner of approximately 20.2% of the issued and outstanding Gilat shares. We entered into a voting agreement with York with respect to Gilat shares, and, under the Israeli Securities Law, we are deemed to jointly hold 8,121,651 Gilat shares, representing approximately 20.2% of the issued and outstanding Gilat shares. As such, in order for us to purchase Gilat shares that would increase our voting power (together with that of York) of Gilat to 25.0% or more, we are conducting the offer as a “special tender offer” meeting the requirements of Israeli law.

        Under Israeli law, in a special tender offer we must purchase shares representing no less than 5.0% of the voting power of Gilat. In addition, under Israeli law, once a shareholder, together with its affiliates or jointly with others, owns at least 25.0% of the voting power of a company, the shareholder may purchase shares in the open market or through private transactions, and not solely through a tender offer, provided that such shareholder is again required to conduct a “special tender offer” if such shareholder desires to increase its ownership above 45.0% and no other person owns in excess of 45.0% of the voting power of the company. Following the consummation of the offer, if we purchase 2,026,000 Gilat shares, the number of Gilat shares sought to be purchased in the offer, we and York will jointly hold 10,147,651 Gilat shares, representing approximately 25.3% of the issued and outstanding Gilat shares.

        Further, under Israeli law, if we and York hold jointly 25.0% or more of the voting power in Gilat (and no other shareholder beneficially owns in excess of 50.0% of the voting power in Gilat), then transactions between us and Gilat, and transactions of Gilat in which we have an interest (other than solely through our ownership of Gilat shares), which are material, or not in the ordinary course of business or not on market terms, require the approval of Gilat’s shareholders by a special majority. Specifically, in addition to approval by Gilat’s audit committee and board of directors, in that order, such transactions require approval by at least one-third of the disinterested shareholders voting on the matter, or that the votes of disinterested shareholders who voted against it do not constitute more than 1.0% of the issued and outstanding Gilat shares.

Plans for Gilat after the Offer; Certain Effects of the Offer

        Except as otherwise described below or elsewhere in this offer to purchase, none of the members of our Bidder Group, and to the best of our knowledge none of the other persons listed in Schedule I to this offer to purchase , has any current plans, proposals or negotiations that relate to or would result in the following:

—	an extraordinary corporate transaction, merger, reorganization or liquidation involving Gilat or any of its subsidiaries;

—	a purchase, sale or transfer of a material amount of the assets of Gilat or any of its subsidiaries;

—	any material change in the present dividend rate or policy or indebtedness or capitalization of Gilat;

—	any change in the present board of directors and management of Gilat (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

—	any other material change in Gilat's corporate structure or business;

—	a delisting of the Gilat shares; or

—	Gilat’s shares becoming eligible for termination of registration under Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act.

        We intend to closely follow our investment in Gilat shares and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Gilat shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law, the entering into any agreements or other forms of cooperation between us and shareholders of Gilat regarding matters related to Gilat, and discussing with Gilat management or other significant shareholders matters related to Gilat. Future purchases may be on the same terms or on terms that are more or less favorable to Gilat’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Gilat shares, our financial position, and general economic and market conditions. In addition, following the consummation of the offer, we may also determine to dispose of our Gilat shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Gilat, the market for the Gilat shares, the condition of the securities markets, general economic, and industry conditions and other opportunities available to us. Together with York, we intend to nominate one or more additional designees to the board of directors of Gilat.

        Under Israeli law, if a shareholder together with its affiliates or jointly with others owns at least 25.0% of the voting power of a company, the shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, provided that such shareholder is again required to conduct a “special tender offer” if such shareholder desires to increase its ownership above 45.0% and no other person owns in excess of 45.0% of the voting power of the company. Accordingly, following the consummation of the offer, we may purchase Gilat shares in the open market or through private transactions, and not solely by means of a tender offer, so long as the aggregate percentage ownership of issued and outstanding Gilat shares by us, our affiliates and by others with whom we hold jointly Gilat shares does not exceed 45.0%.

        However, under Israeli law, we, the entities and persons which may be deemed to control us and any corporation under our or their control, are prohibited from conducting an additional tender offer for Gilat shares and from merging with Gilat within 12 months from the date of this offer to purchase.

Rights of Shareholders Who Do Not Accept the Offer

        You will have no appraisal or similar rights with respect to the offer. Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Gilat shares. It is a condition to the offer that, at the completion of the Initial Offer Period, the aggregate number of Gilat shares validly tendered in the offer and not properly withdrawn is greater than the aggregate number of Gilat shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we are required to exclude Gilat shares held by certain of our affiliates and certain of Gilat’s affiliates. An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A. Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interest of Persons in the Offer

        We currently own no Gilat Shares. York, with whom we entered into a voting agreement with respect to Gilat shares and which holds more than a 35% of the pecuniary interest in KCS Private Equity I Fund, currently beneficially owns approximately 20.2% of the issued and outstanding Gilat shares. As a result, York may have a substantial influence over all matters that require approval by Gilat’s shareholders, including the election of directors and approval of significant corporate transactions. Further, Jeremy Blank, a managing director of York Capital Management, serves as a director on the board of directors of Gilat. We have entered into a voting agreement with York with respect to Gilat Shares.

Voting Agreement

        On June 5, 2009, we entered into a voting agreement with York with respect to Gilat shares pursuant to which we agreed to consult and coordinate with respect to the election of members of the board of directors of Gilat and to consult on other matters subject to a shareholder vote. KCPS intends to nominate one or more designees to the board of directors of Gilat.

Related Party Transactions

        Except as set forth in this offer to purchase, none of the members of our Bidder Group, nor any of the other persons listed in Schedule I to this offer to purchase, have had any transaction during the past two years with Gilat any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between any of the members of our Bidder Group, or any of the other persons listed in Schedule I to this offer to purchase, on the one hand, and Gilat and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Gilat’s securities, an election of Gilat’s directors or a sale or other transfer of a material amount of assets of Gilat.

Beneficial Ownership of Shares

        Our Equity Interest in Gilat. The amount of 2,026,000 Gilat shares we are offering to purchase represent approximately 5.0% of the 40,161,017 issued and outstanding Gilat shares as of May 31, 2009. We currently own no Gilat Shares.

        To our knowledge, after due inquiry of the relevant person or entity, as of the date of this offer to purchase, unless otherwise stated in this offer to purchase, none of the individuals or entities that are either listed on Schedule I or are otherwise associated with us beneficially own Gilat shares or options.

        To our knowledge, after due inquiry of the relevant person or entity, neither we, nor any of the other persons and entities listed on Schedule I, or any associate or majority owned subsidiary of ours, have effected any transaction in the Gilat shares during the past 60 days.

THE TENDER OFFER

        YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

        The offer is being made to all of Gilat’s shareholders. Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for Gilat shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, July 9, 2009, unless and until we extend the period of time during which the initial period of the offer is open. We refer to this period, as may be extended (as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

        We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Under Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to each Gilat share owned by them,

–	not responded to the offer,

–	notified us of their objection to the offer, or

–	validly tendered such Gilat share but have properly withdrawn their tender during the Initial Offer Period,

will be entitled to tender each such Gilat share during an additional four calendar-day period commencing at the completion of the Initial Offer Period. We refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date. Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. In this respect, we recommend that you read Section 4 and Section 11 of this offer to purchase.

        Subject to proration and satisfaction or waiver of all conditions to the offer, we will also accept for payment and pay for all Gilat shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date. We expect to make such payment, including in the event that proration of tendered Gilat shares is required, within four U.S. business days following the Final Expiration Date.

        No fractional Gilat shares will be purchased by us in the offer.

        Conditions to the offer include, among other things, that:

–	prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Gilat shares representing at least 5.0% of the issued and outstanding shares of Gilat on the Initial Completion Date; and

–	as required by Israeli law, at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Gilat shares validly tendered in the offer and not properly withdrawn (excluding the Gilat shares held by certain of our affiliates or certain of Gilat’s affiliates) is greater than the aggregate number of Gilat shares represented by Notices of Objection to the offer.

        The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Gilat shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Gilat. See Section 11, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waiveable by us.

        If more than 2,026,000 Gilat shares are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, we will purchase 2,026,000 Gilat shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period, so that we would purchase no more than 2,026,000 Gilat shares. The number of Gilat shares that we will purchase from each tendering shareholder will be based on the total number of Gilat shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn before the completion of the Initial Offering Period. The proration factor, if any, will be calculated by dividing (x) 2,026,000 Gilat shares, the number of Gilat shares that we are offering to purchase, by (y) the aggregate number of Gilat shares validly tendered in the offer and not properly withdrawn in the United States and Israel.

        We will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results. We will pay for all Gilat shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. We expect to make such payment within four U.S. business days following the Final Expiration Date.

        Under Israeli law, once we announce following the completion of the Initial Offer Period that the offer has been accepted, or, in other words, that all the conditions to the offer have been satisfied or, subject to applicable law, waived by us, no further conditions to the offer would apply and we will become irrevocably bound to purchase the Gilat shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date (subject to proration, if any).

        Subject to applicable laws and regulations, if any condition has not been satisfied as of the Initial Completion Date, we may decide to:

–	extend the Initial Offer Period and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered Gilat shares until the Final Expiration Date;

–	if only the condition set forth in clause (b) of Section 11 below has not been satisfied, waive such condition(s) and, subject to proration, accept for payment and promptly pay for all Gilat shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date; or

–	terminate the offer and not accept for payment or pay for any Gilat shares and promptly return all tendered Gilat shares to tendering shareholders.

        Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Gilat shares during the Initial Offer Period, we will be permitted to extend the Initial Offer Period so that the Initial Completion Date will correspond with the expiration date of the third party’s tender offer.

        In the event that we extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our legal counsel of that fact. Accordingly, we will also:

–	within two Israeli business day following the Initial Completion Date, publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew; and

–	issue a press release announcing a new Initial Completion Date no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period.

        Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Gilat shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the offer by distributing a press release and publishing the aforesaid notices in two daily Israeli newspapers.

        Under Israeli law, however, we will not be permitted to extend the Initial Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Gilat shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

        If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Securities Law), we will extend the Initial Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Securities Law. If, before the Final Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose Gilat shares are accepted for payment pursuant to the offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the Initial Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Initial Offer Period will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act.

        Gilat has made its shareholders list and security position listings available to us for the purpose of disseminating the offer to Gilat’s shareholders. This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Gilat shares whose names appear as of the date of this offer to purchase on Gilat’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Gilat shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

        General. According to Israeli law, to secure the payment for the Gilat shares tendered in the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the Gilat shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent, and if requested by the Israeli Depositary, we will deposit cash into an escrow account in an amount sufficient to pay for the maximum number of Gilat shares that we are offering to purchase in the offer.

        Promptly following the Final Expiration Date and upon the terms of, and subject to the conditions to, the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all Gilat shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered Gilat shares is required, within four U.S. business days following the Final Expiration Date. Please see Section 1.

        In all cases, we will pay for Gilat shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

        For purposes of the offer, we will be deemed to have purchased Gilat shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of Gilat shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the Gilat shares will be made by the Depositaries.

        Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

        If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered Gilat shares for payment for any reason or if certificates are submitted representing more Gilat shares than are tendered (including by reason of proration), certificates evidencing unpurchased Gilat shares will be returned to the tendering shareholder (or, in the case of Gilat shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Gilat shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

        If, prior to the Final Expiration Date, we increase the consideration per share offered to the shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of Gilat shares that are purchased pursuant to the offer, whether or not such Gilat shares were tendered prior to the increase in consideration.

        Form of Payment. All shareholders tendering their Gilat shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

        Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold, at applicable rates (currently 28%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Gilat shares tendered in the offer to the U.S. Depositary, each tendering shareholder who tenders its shares to the U.S. Depositary and who does not otherwise establish an exemption from such withholding, must properly complete the Substitute Form W-9 included in the Letter of Transmittal or a Form W-8, as applicable. See Section 5.

        Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at a rate of 20% for individuals or 25% for entities, of the shareholder’s gain on such sale. However, based on a tax decision that we received from the ITA:

        (1) tendering shareholders who acquired their Gilat shares on or after Gilat’s initial public offering on the Nasdaq (i.e., March 26, 1993), hold less than 5% of the issued and outstanding Gilat shares, and who, certify that they are NOT “residents of Israel” will not be subject to Israeli withholding tax;

        (2) eligible Israeli brokers or financial institutions holding Gilat shares solely on behalf of a tendering shareholder will not be subject to Israeli withholding tax; and

        (3) tendering shareholders who are not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 20% for individuals or 25% for entities of the amount received by the tendering shareholder pursuant to the offer.

        Notwithstanding the foregoing, should any tendering shareholder present us with a valid approval from the ITA applying withholding tax at a lesser rate than those described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such tax decision.

        See Section 5 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

3.	PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

        This Section 3 is divided into two parts. Holders of Gilat shares who wish to tender their Gilat shares or object to the offer, and

–	hold their Gilat shares through a TASE member, or Unlisted Holders, or who are named as holders of Gilat shares in the Register of Shareholders of Gilat in Israel, or Listed Holders, should tender their Gilat shares to, or object to the offer through, the Israeli Depositary pursuant to the instructions described under the caption “Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary” below, or

–	all other holders of Gilat shares should tender their Gilat shares to, or object to the offer through, the U.S. Depositary pursuant to the instructions described under the caption “Tenders to Tenders to American Stock Transfer & Trust Company, our U.S. Depositary” below.

You may only tender your Gilat shares or object to the offer by following the procedures described in this Section 3. You may not tender your Gilat shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the U.S. Depositary. Shareholders who are not Unlisted Holders or Listed Holders, should tender their Gilat shares to, or object to the offer through, the U.S. Depositary.

        Valid Tender. In order for you to validly tender Gilat shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Gilat shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.

        The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Gilat shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

        If certificates evidencing tendered Gilat shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Gilat shares will be purchased.

        The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the Gilat shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the DTC system may make book-entry delivery of Gilat shares by causing DTC to transfer such Gilat shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Gilat shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

        Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Gilat shares are tendered:

–	by a registered holder of Gilat shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

–	for the account of an eligible guarantor institution.

        If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

        Condition to Payment. In all cases, payment for Gilat shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing Gilat shares, or a timely Book-Entry Confirmation for the delivery of Gilat shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

        The valid tender of Gilat shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

        Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Gilat shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Gilat shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Gilat shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Gilat shares (and any and all Gilat shares or other securities issued or issuable in respect of your Gilat shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Gilat shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Gilat’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Gilat shares to be deemed validly tendered, immediately upon our payment for the Gilat shares, we must be able to exercise full voting rights with respect to the Gilat shares at any meeting of Gilat’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Gilat’s shareholders with a record date prior to the consummation of the offer if such Gilat shares were held by such tendering shareholder as of such record date).

        Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Gilat shares, and:

–	you hold such Gilat shares directly, complete and sign the accompanying Notice of Objection and mail or deliver it to the U.S. Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date; or

–	you hold such Gilat shares through a broker, dealer, commercial bank, trust company or other nominee, request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the U.S. Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date.

        We will disregard any Notices of Objection received by the U.S. Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Gilat shares and thereafter you deliver a Letter of Transmittal by which you tender those Gilat shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Gilat shares, and thereafter you deliver to us a Notice of Objection with respect to those Gilat shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Gilat shares, we will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Gilat shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Gilat shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Gilat shares during the Additional Offer Period. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Gilat shares or Notice of Objection will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Gilat shares or Notice of Objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of Gilat shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Gilat shares or Notices of Objection or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        If you tender your Gilat shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

–	you have the full power and authority to tender, sell, assign and transfer the tendered Gilat shares (and any and all Gilat shares or other securities issued or issuable in respect of your Gilat shares); and

–	when we accept your Gilat shares for payment, we will acquire good and unencumbered title to your Gilat shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the Israeli Depositary. Shareholders who are either Unlisted Holders or Listed Holders should tender their Gilat shares to, or object to the offer through, the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

Valid Tender.

–	By Unlisted Holders: in order for an Unlisted Holder to validly tender Gilat shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of a notice or an “Acceptance Notice” of an Unlisted Holder to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Initial Offer Period or Additional Offer Period, as applicable. We recommend that you check at what times you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

Each TASE member is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Initial Completion Date and again on the Final Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member is required to deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives, in a timely manner, any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Gilat shares validly tendered in the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Unlisted Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by us, or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

–	By Listed Holders: in order for a Listed Holder to validly tender Gilat shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date or Final Expiration Date, as applicable, (1) a share certificate or share certificates representing its Gilat shares accompanied by (2) an Acceptance Notice of a Listed Holder duly signed by the Listed Holder or its duly authorized attorney-in-fact. A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.

The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Final Expiration Date, even if the conditions were not met at the end of the Initial Offer Period.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Gilat shares validly tendered in the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Listed Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Initial Offer Period and not waived by us, or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

The valid tender of Gilat shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

        Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Gilat shares, and:

–	you are an Unlisted Holder with respect to such Gilat shares, you must notify us, through the TASE member, of your objection to the offer by delivering the Notice of Objection to the TASE member duly signed by you or your duly authorized attorney-in-fact. We refer to this as the Notice of Objection of an Unlisted Holder.

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, one Notice of Objection, referred to as the Notice of Objection of TASE Member, representing all Notices of Objection delivered by each Unlisted Holder to such TASE member; or

–	you are a Listed Holder with respect to such Gilat shares, you must notify us, through the Israeli Depositary, of your objection to the offer by delivering the Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, duly signed by you, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date. Delivery of the documents set forth above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

        We will disregard any Notices of Objection (whether Notices of Objection of TASE Members or Notices of Objection of Listed Holders) received by the Israeli Depositary after such deadline. In addition, if you (or the TASE member on your behalf) submit a Notice of Objection with respect to Gilat shares and thereafter you (or the TASE member on your behalf) deliver an Acceptance Notice by which you tender those Gilat shares, we will disregard your Notice of Objection. Similarly, if you (or the TASE member on your behalf) submit an Acceptance Notice by which you tender Gilat shares, and thereafter you (or the TASE member on your behalf) deliver to us a Notice of Objection with respect to those Gilat shares, we will disregard your Acceptance Notice. If you (or the TASE member on your behalf) submit an Acceptance Notice and a Notice of Objection concurrently with respect to the same Gilat shares, we will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, as follows:

–	if you are an Unlisted Holder, you may withdraw your Notice of Objection by delivering to the TASE member to which you delivered your Notice of Objection, a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled” and accompanied by the date and time of delivery of your Notice of Objection to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

–	if you are a Listed Holder, you may withdraw your Notice of Objection by delivering to the Israeli Depositary a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled,” accompanied by the date and time of delivery of your Notice of Objection to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.

        Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Gilat shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Gilat shares during the Additional Offer Period, if applicable. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Gilat shares or Notice of Objection will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Gilat shares or Notice of Objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of Gilat shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or Notices of Objection or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the offer (including the Acceptance Notices and instructions thereto) will be final and binding.

        If you tender your Gilat shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

–	you have the full power and authority to tender, sell, assign and transfer the tendered Gilat shares (and any and all Gilat shares or other securities issued or issuable in respect of your Gilat shares); and

–	when we accept your Gilat shares for payment, we will acquire good and unencumbered title to your Gilat shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	WITHDRAWAL RIGHTS.

        You may withdraw previously tendered Gilat shares at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period (see Section 1 and Section 11). In addition, under U.S. law, tendered Gilat shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Gilat shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of Gilat shares or are unable to accept Gilat shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered Gilat shares, and those Gilat shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Gilat shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        If you tendered your Gilat shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Gilat shares to be withdrawn, the number of Gilat shares to be withdrawn and the name of the registered holder of the Gilat shares, if different from the name of the person who tendered the Gilat shares. If certificates evidencing Gilat shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Gilat shares have been tendered for the account of an eligible guarantor institution. If Gilat shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Gilat shares and otherwise comply with DTC’s procedures.

        Withdrawals of tendered Gilat shares may not be rescinded. If you have properly withdrawn your Gilat shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Gilat shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel Time), on the Final Expiration Date by following the applicable procedure described in Section 3.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

–	if you are an Unlisted Holder, you may withdraw your Gilat shares at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

–	if you are a Listed Holder, you may withdraw your Gilat shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s) and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date.

        Withdrawals of tendered Gilat shares may not be rescinded. If you have properly withdrawn Gilat shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Gilat shares may be re-tendered at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Final Expiration Date by following the applicable procedure described in Section 3.

Determination of Validity

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

Material U.S. Federal Income Tax Consequences.

        U.S. Holders. The following discussion summarizes the material U.S. federal income tax consequences of the offer applicable to the shareholders of Gilat who are U.S. Holders and whose Gilat shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Gilat shares who is:

–	a citizen or resident of the United States;

–	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United Sates, any state or political subdivision thereof or the District of Columbia;

–	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

–	a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. Persons (as defined in the Code) have authority to control all of its substantial decisions, or (B) if, it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury Regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Gilat is a Passive Foreign Investment Company,” this discussion assumes that Gilat is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

        This discussion addresses only Gilat shares that are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment). No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax considerations that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

–	regulated investment companies;

–	broker-dealers (including in securities or foreign currency) or insurance companies;

–	persons who have elected to apply a mark-to-market method of accounting;

–	tax-exempt organizations or retirement plans;

–	certain former citizens or former long-term residents of the United States;

–	persons subject to the alternative minimum tax;

–	banks and other financial institutions;

–	persons who hold their Gilat shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

–	holders who received their Gilat shares through the exercise of employee stock options or otherwise as compensation;

–	partnerships or other pass-through entities or persons who hold their Gilat shares through partnerships or other pass-through entities;

–	holders who own directly, indirectly or by attribution at least 10.0% of the voting power of Gilat; and

–	persons whose functional currency is not the U.S. dollar.

        In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

        WE RECOMMEND THAT GILAT SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

        FOR A DISCUSSION OF CERTAIN ISRAELI INCOME TAX CONSEQUENCES THAT MAY APPLY TO U.S. HOLDERS, SEE BELOW UNDER “MATERIAL ISRAELI INCOME TAX CONSEQUENCES.”

        Characterization of the Purchase if Gilat is not a Passive Foreign Investment Company. The receipt of cash for Gilat shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Gilat shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Gilat shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Gilat shares (i.e., Gilat shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Gilat shares for more than one year at the time of the consummation of the offer. Long-term capital gains are currently subject to a maximum rate of 15%. Special limitations apply to the use of capital losses.

        Characterization of the Purchase if Gilat is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of Section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50% of the average value of its assets (determined on a quarterly basis) consists of assets that produce or are held for the production of, passive income. Gilat’s 2008 Form 20-F provides that Gilat, subject to the discussion therein, believes that in 2008 it was not a PFIC. The 2008 Form 20-F also provides that the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year.

        In general, if Gilat was characterized as a PFIC for 2008 or any prior taxable year or is a PFIC for 2009, any gain recognized by a U.S. Holder who sells Gilat shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Gilat shares. The amount allocated to the current taxable year and any taxable year with respect to which Gilat was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Gilat shares pursuant to the offer.

        Information Reporting and Backup Withholding. Payments made by the U.S. Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the U.S. Holder (or other payee) who tenders its Gilat shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares to the U.S. Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal or a Form W-8, as applicable, in order to provide the information and certificate necessary to avoid backup withholding. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holders’ U.S. federal income tax liability, provided the required information is furnished to the IRS.

        Circular 230 Disclaimer: to insure compliance with requirements imposed by the Internal Revenue Service, please note that any tax advice contained in this offer to purchase was not intended or written to be used, and cannot be used, for the purpose of avoiding tax related penalties that may be imposed on the taxpayer.

Material Israeli Tax Consequences.

        The following discussion summarizes the material Israeli tax consequences of the offer applicable to Gilat’s shareholders whose Gilat shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Gilat shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

        The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that holders consult their tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

        The summary below does not discuss the effects of any non-Israeli tax laws. We recommend that holders of Gilat shares who are U.S. Holders consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the offer. For a discussion of material U.S. federal income tax consequences, see above under “Material U.S. Federal Income Tax Consequences.”

        Characterization of the Purchase. The receipt of cash for Gilat shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes, pursuant to which a holder of Gilat shares will be treated as having sold such Gilat shares.

        General. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes (see Annex B), and on the sale of assets located in Israel, including Gilat shares in Israeli companies (such as Gilat), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

        Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, as of January 1, 2006, the tax rate applicable to capital gains derived from the sale of Gilat shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such Gilat shares, in which case the gain generally will be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 25%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Gilat shares (currently 26%), unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), or the Inflationary Adjustments Law, prior to August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Gilat shares prior to Gilat’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Gilat shares through the exercise of employee stock options or otherwise as compensation. The tax basis of Gilat shares acquired prior to January 1, 2003 by individuals and by companies that were not subject to the Inflationary Adjustments Law will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the Gilat shares as the tax basis if it is higher than such average price.

        Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of the Gilat shares, provided that such shareholders did not acquire their Gilat shares prior to Gilat’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Gilat shares by a person who (i) holds the Gilat shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, (iii) is not present in Israel for 183 days or more during a taxable year and (iv) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Gilat shares representing 10% or more of the voting power of Gilat during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

        Israeli Withholding Tax. The gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at the rate of 20% for individuals or 25% in the case of entities, of the shareholder’s gain on such sale. A tax decision from the ITA was obtained with respect to the withholding tax rates applicable to shareholders as a result of the purchase of Gilat shares pursuant to the offer. The approval provides, among other things, that:

        (1) tendering shareholders who acquired their Gilat shares on or after Gilat’s initial public offering on the Nasdaq, hold less than 5% of the issued and outstanding Gilat shares, and who, certify that they are NOT “residents of Israel” o will not be subject to Israeli withholding tax;

        (2) eligible Israeli brokers or financial institutions holding Gilat shares solely on behalf of tendering shareholders will not be subject to Israeli withholding tax; and

        (3) tendering shareholders who are not described in clauses (1),(2) and (3) above, will be subject to Israeli withholding tax at a fixed rate of 20% for individuals or 25% in the case of entities of the amount received by the tendering shareholder pursuant to the offer.

        Notwithstanding the foregoing, should any tendering shareholder present us with a valid approval from the ITA applying withholding tax at a lesser rate than those described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such tax approval.

        More specifically, based on the approval, if a Gilat shareholder tenders its Gilat shares to:

–	the U.S. Depositary, the U.S. Depositary may be required to withhold 20% for individuals or 25% in the case of entities of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

–	certify, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to such shareholder, that (1) such shareholder is (A) NOT a “resident of Israel” for purposes of the Ordinance, (B) holds less than 5% of the issued and outstanding Gilat shares, and (B) acquired his or her Gilat shares on or after Gilat’s initial public offering on Nasdaq (i.e., March 26, 1993), or (2) such shareholder is a bank, broker or financial institution resident in Israel that (A) is holding the Gilat shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders) and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the gross proceeds (if any) paid by such shareholder to the beneficial shareholder(s) with respect to the Gilat shares tendered by such shareholder on their behalf. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the offer; or

–	provide the U.S. Depositary, with a copy (which shall not constitute notice) to Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., our legal counsel, at its address set forth on the back cover of this offer to purchase, a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the offer in accordance with such ITA Waiver; or

–	the Israeli Depositary, and such shareholder

–	holds its Gilat shares through a TASE member, such TASE member will withhold Israeli income tax, if applicable, at the rate of up to 20% for individuals or 25% in the case of entities, of the gain realized by such shareholder from the sale of Gilat shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 5763-2000; or

–	is named as a holder of Gilat shares in the Register of Shareholders of Gilat in Israel, the Israeli Depositary may be required to withhold 20% for individuals or 25% in the case of entities of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder provides the Israeli Depositary, with a copy (which shall not constitute notice) to Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., our legal counsel, at its address set forth on the back cover of this offer to purchase, with a valid ITA Waiver, in which case, the Israeli Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the offer in accordance with such ITA Waiver.

        We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

        Please note that if a shareholder tenders its Gilat shares to the U.S. Depositary and provides a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

        All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

        An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

        The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential Israeli tax effects of the offer. We recommend that Gilat shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the offer.

6.	PRICE RANGE OF THE SHARES ETC.

        Gilat shares are listed and traded on Nasdaq and the TASE in each case under the ticker symbol “GILT.” Gilat shares commenced trading on Nasdaq in March 1993 and on the TASE in February 2004.

        The following table sets forth, for each of the fiscal quarters indicated, the high and low sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On June 5, 2009, the prevailing exchange rate was $1.00 for NIS 3.931.

Quarter	Nasdaq Global Market		The Tel Aviv Stock Exchange
	High	Low	High	Low

2007
First Quarter	$9.90	$7.79	NIS 42.20	NIS 32.23
Second Quarter	$9.92	$7.88	NIS 40.52	NIS 32.60
Third Quarter	$10.26	$8.35	NIS 43.88	NIS 36.00
Fourth Quarter	$11.34	$10.00	NIS 44.90	NIS 38.12
2008
First Quarter	$11.10	$9.23	NIS 40.99	NIS 32.80
Second Quarter	$11.04	$10.45	NIS 38.88	NIS 35.23
Third Quarter	$11.20	$5.36	NIS 39.95	NIS 21.30
Fourth Quarter	$5.90	$2.17	NIS 20.43	NIS 8.33
2009
First Quarter	$3.89	$2.69	NIS 16.21	NIS 10.24
Second Quarter*	$3.81	$3.20	NIS 16.09	NIS 12.65

* Through June 5, 2009 on Nasdaq and June 4, 2009 on the TASE.

        The following table sets forth, for each of the months indicated, the high and low sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On June 5, 2009, the prevailing exchange rate was $1.00 for NIS 3.931.

Month	Nasdaq Global Market		The Tel Aviv Stock Exchange
	High	Low	High	Low

June 2008	$10.99	$10.80	NIS 37.29	NIS 35.42
July 2008	$10.98	$10.80	NIS 38.6	NIS 34.71
August 2008	$11.20	$7.45	NIS 39.95	NIS 26.30
September 2008	$8.45	$5.36	NIS 30.82	NIS 20.38
October 2008	$5.90	$2.90	NIS 20.43	NIS 10.25
November 2008	$3.76	$2.19	NIS 14.30	NIS 9.09
December 2008	$3.18	$2.17	NIS 11.00	NIS 8.33
January 2009	$3.20	$2.69	NIS 12.90	NIS 10.24
February 2009	$3.89	$2.85	NIS 15.80	NIS 12.62
March 2009	$3.69	$2.75	NIS 16.21	NIS 11.90
April 2009	$3.81	$3.42	NIS 16.09	NIS 13.57
May 2009	$3.78	$3.20	NIS 15.65	NIS 12.65
June 2009*	$3.74	$3.41	NIS 14.88	NIS 13.66

* Through June 5, 2009 on Nasdaq and June 4, 2009 on the TASE.

        The average closing sale price for Gilat shares on Nasdaq during the six months prior to the date of this offer to purchase, i.e., between December 5, 2008, and June 5, 2009, was $3.20 per share. Accordingly, the purchase price in the offer is approximately 14.1% higher than the said average closing price on Nasdaq and is approximately 0.3% lower than the closing price on Nasdaq on June 5, 2009.

        The average closing sale price for Gilat shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between December 4, 2008, and June 4, 2009, was NIS 12.87 (approximately $3.24 based on an exchange rate of NIS 3.967 per U.S. dollar as of June 4, 2009) per share. Accordingly, the purchase price in the offer (NIS 14.48 based on an exchange rate of NIS 3.967 per U.S. dollar as of June 4, 2009) is approximately 12.5% higher than the said average closing price on the TASE and is approximately 0.6% higher than the closing price on the TASE on June 4, 2009.

        On June 5, 2009, the last full trading day prior to the commencement of the offer, the closing sale price per share as reported on Nasdaq was $3.66. On June 4, 2009, the closing sale price of Gilat shares was NIS 14.39 (approximately $3.63 based on an exchange rate of NIS 3.967 per U.S. dollar as of June 4, 2009) on the TASE.

We recommend that you obtain a current market quotation for Gilat shares.

        Based on Gilat’s consolidated financial statements for the year ended December 31, 2008, Gilat’s shareholders equity was $230.22 million and its shareholders’ equity per share (based on 40,048,591) Gilat shares outstanding on such date) was $5.75, in each case as of December 31, 2008.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

        Our purchase of Gilat shares pursuant to the offer will reduce the number of Gilat shares that might otherwise be traded publicly and may reduce the number of Gilat shareholders. This may result in lower share prices or reduced liquidity in the trading market for Gilat shares in the future. Nonetheless, each member of our Bidder Group anticipates that there will be a sufficient number of Gilat shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the Gilat shares. Based upon published guidelines of Nasdaq and the TASE, each member of our Bidder Group believes that our purchase of Gilat shares pursuant to the offer will not, in itself, cause the remaining Gilat shares to be delisted from Nasdaq or the TASE.

        The Gilat shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Gilat shares as collateral. Each member of our Bidder Group believes that, following the purchase of Gilat shares pursuant to the offer, the Gilat shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

        Gilat shares are registered under the Exchange Act, which requires, among other things, that Gilat furnish certain information to its shareholders and the SEC. Each member of our Bidder Group believes that our purchase of Gilat shares pursuant to the offer will not result in deregistration of the Gilat shares under the Exchange Act or otherwise cause Gilat to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a “foreign private issuer”).

8.	INFORMATION CONCERNING GILAT.

        Except as otherwise set forth in this offer to purchase, the information concerning Gilat contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We assume no responsibility for the accuracy or completeness of the information contained in such documents or records or for any failure by Gilat to disclose events that may have occurred and may affect the significance or accuracy of any such information.

        Overview. Gilat’s legal and commercial name is Gilat Satellite Networks Ltd. and its legal form is a company limited by shares. Gilat was incorporated under the laws of the State of Israel in 1987. Gilat’s corporate headquarters and principal executive offices are located at Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva, 49130 Israel. Its telephone number in Israel is +972-3-929-3020. Gilat’s website address is www.gilat.com. However, information contained on Gilat’s website does not constitute a part of this offer to purchase.

        Gilat is a leading global provider of Internet Protocol, or IP, based digital satellite communication and networking products and services. Gilat designs, produces and markets VSATs, or very small aperture terminals, and related VSAT network equipment. In March 1993, Gilat conducted an initial public offering of its shares and its shares commenced trading on the Nasdaq National Market (now the Nasdaq Global Market) and, in February 2004, its shares also commenced trading on the TASE. Gilat shares are listed on both Nasdaq and the TASE under the ticker symbol “GILT.”

        Available Information. Gilat is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

        These reports and other information should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Gilat’s filings are also available on the SEC’s website (http://www.sec.gov).

        According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Gilat is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Gilat, and which was furnished or that has to be furnished, according to U.S. law, to Gilat’s shareholders. Such filings are available on the TASE’s website (http://maya.tase.co.il/bursa/index.asp) and on the ISA’s website (http://www.magna.isa.gov.il).

9.	INFORMATION CONCERNING THE BIDDER GROUP

        Overview. Our legal and commercial name is KCPS Satellite Communications, Limited Partnership, and our legal form is a limited partnership. We were formed under the laws of the State of Israel in 2009 for the sole purpose of acquiring shares in Gilat. Our limited partner is KCS Private Equity Partners 1, L.P., an Israeli limited partnership (which also holds interest in us on behalf of KCS Private Equity Partners MP, L.P., an Israeli limited partnership and KCS Private Equity Partners I, L.P., a Cayman limited partnership). KCS Private Equity Partners 1, L.P., KCS Private Equity Partners MP, L.P. and KCS Private Equity Partners I, L.P. are part of a private equity fund known as KCS Private Equity I Fund. The KCS Private Equity I Fund invests in companies that are predominantly located in Israel or that have significant ties or relations to Israel. Additional limited partners may subscribe for a limited partnership interest in us, including during the term of this offer.

        Our general partner is KCPS Satellite Holdings Ltd., or KCPS Holdings, a private company limited by shares, formed under the laws of the State of Israel in 2009 for the sole purpose of acting as our general partner. KCPS Holdings is wholly-owned by KCPS PE Investment Management (2006) Ltd., or KCPS PE, a private company limited by shares, formed under the laws of the State of Israel. KCPS PE is the management company of the KCS Private Equity I Fund, and is jointly owned by KCPS & Company (2007) Ltd., a corporation incorporated under the laws of the State of Israel (holding a 40.0% interest in KCPS PE) and Gilad Shavit, Gilead Halevy and Uri Einan (holding, in the aggregate, a 60.0% interest in KCPS PE). KCPS PE is the general partner of KCS Partners, L.P., an Israeli limited partnership which is the general partner of KCS Private Equity I Fund.

        The controlling shareholders in KCPS & Company (2007) Ltd. are Tal Keinan and Alexander Cohen.

        Our principal executive offices, and the principal executive officers of KCPS Holdings and KCPS PE are located at One Azrieli Center (Round Tower), Tel Aviv 67021, Israel. Our telephone number, and the telephone number of KCPS Holdings and KCPS PE in Israel is +972-3-777-9000.

        Except as set forth in this offer to purchase, no member of our Bidder Group nor, to the best of our knowledge, any of the other persons listed on Schedule I, nor any affiliate or majority-owned subsidiary of any of the foregoing, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Gilat shares during the past 60 days.

        Except as set forth in this offer to purchase, no member of our Bidder Group, nor to the best of our knowledge, any other person listed on Schedule I, nor any affiliate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire Gilat shares.

        Except as set forth in this offer to purchase, no member of our Bidder Group, nor to the best of our knowledge, any of the other persons listed on Schedule I has had, during the past two years, any negotiations, contacts or material transactions with Gilat or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Gilat.

        Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) of each member of our Bidder Group are set forth in Schedule I to this offer to purchase. Schedule I also sets forth the name, business address, telephone number and certain other information with respect to other persons who may be deemed to ultimately control us.

        None of the members of our Bidder Group, the directors and officers of each member of our Bidder Group, or, to our knowledge after due inquiry of the relevant person or entity, the other persons or entities listed on Schedule I:

–	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

–	has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

–	has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

        Available Information. Our Bidder Group has filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer. None of the members of our Bidder Group is subject to the informational filing requirements of the Exchange Act or the Israeli Securities Laws.

10.	SOURCES AND AMOUNT OF FUNDS.

        The offer is not conditioned on the availability of financing. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $7.5 million (assuming we purchase the number of Gilat shares sought to be purchased in the offer (approximately 5.0% of the issued and outstanding Gilat shares, or currently 2,026,000 Gilat shares). The offer will be financed by our own internal resources. We possess all necessary funds to consummate the offer from cash on hand. To secure the payment for the Gilat shares tendered in the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the Gilat shares. In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and, if requested by the Israeli Depositary, we will deposit cash into an escrow account in an amount sufficient to pay for the maximum number of Gilat shares that we are offering to purchase in the offer. Each member of our Bidder Group believes that our financial condition is not material to a decision to tender in our offer.

11.	CONDITIONS TO THE OFFER.

        Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Gilat shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including our obligation to either pay for or return tendered Gilat shares promptly after the termination or withdrawal of the offer under Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Gilat shares, and terminate the offer, if, in our reasonable judgment, any of the following occurs:

(a) at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, either of the following conditions has not been satisfied:

        (1) there shall have been validly tendered and not properly withdrawn Gilat shares representing at least 5.0% of the issued and outstanding shares of Gilat on the Initial Completion Date; or

        (2) as required by Israeli law, at the completion of the Initial Offer Period, the aggregate number of Gilat shares validly tendered in the offer and not properly withdrawn (excluding Gilat shares held by certain of our affiliates or certain of Gilat’s affiliates pursuant to Section 331(c) of the Israeli Companies Law) is greater than the aggregate number of Gilat shares represented by Notices of Objection to the offer;

(b)    (1) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date,

–	any "event" (as such term is defined below) shall have occurred,

–	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event,” and

–	such “event” would cause the terms of the offer as a result of such event to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

        For purposes of this paragraph (b)(1), an “event” shall mean any of the following:

(A)	any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

(B)	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or

(C)	any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Gilat that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on Gilat or, assuming consummation of the offer, on us; or

        (2) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any of the following shall have occurred, provided that we did not know and could not have known of, nor did we foresee and could have foreseen, such event, on the date of this offer to purchase:

–	any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

–	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions that could have a material effect on us, Gilat or the trading of Gilat shares;

–	a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States;

–	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

–	any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, Gilat or the trading of Gilat shares; or

–	a tender offer or exchange offer for any or all of Gilat shares, or any merger, acquisition, business combination or other similar transaction with or involving Gilat or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed; or

(c) at least one Israeli business day prior to the Initial Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Gilat shares pursuant to the offer (see Section 12). This includes any requirement that any governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

        The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, in the case of clause (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment. You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (a) and clause (c) above.

        Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. Any determination by us concerning any condition described in this Section 11 shall be final and binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

        Should the offer be terminated pursuant to the foregoing provisions, all tendered Gilat shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

        The offer is not conditioned on our obtaining financing or the approval of the board of directors of Gilat.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.

        The Israeli Securities Authority. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Initial Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Initial Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

        The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        Israeli Antitrust Authority. We have determined that the purchase of Gilat shares pursuant to this offer requires filing with, and the obtaining of an approval of, the Israeli General Director of the Antitrust Authority, under the Israeli Antitrust Law. The General Director is to provide its approval (or conditioned approval) or denial within 30 days of submission of “merger notices”; however, this period may be extended by the Restrictive Trade Practices Tribunal of Israel or with the consent of the parties upon request of the Israeli General Director of Antitrust Authority. A non-response within the 30-day period after filing the “merger notice” (unless extended) is deemed an approval.

        General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of Gilat and its subsidiaries, taken as a whole, which might be adversely affected by our acquisition of Gilat shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Gilat shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Gilat’s business. See Section 11 for conditions to the offer, including conditions with respect to regulatory approvals.

13.	FEES AND EXPENSES.

        We have retained The Altman Group to serve as the Information Agent for the offer, American Stock Transfer & Trust Company, Gilat’s U.S. transfer agent, to serve as the U.S. Depositary for the offer, and Clal Finance Batucha Investment Management Ltd. to serve as the Israeli Depositary for the offer.

        The Information Agent may contact holders of Gilat shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, The Altman Group will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

        It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$10,000
U.S. and Israeli Depositaries' Fees and Expenses	30,000
Filing Fees	413
Legal Fees	65,000
Printing and Mailing Costs	17,000
Miscellaneous	10,000

Total	$132,413

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Gilat shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.

        We are making the offer to shareholders of Gilat by this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Gilat shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Gilat shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

        Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA and the TASE.

KCPS SATELLITE COMMUNICATIONS, LIMITED PARTNERSHIP By: /s/ KCPS Satellite Holdings Ltd., Its General Partner
By: /s/ Gilead Halevy —————————————— Gilead Halevy Director	By: /s/ Gilad Shavit —————————————— Gilad Shavit Director

KCPS SATELLITE HOLDINGS LTD. By: /s/ Gilead Halevy —————————————— Gilead Halevy Director	By: /s/ Gilad Shavit —————————————— Gilad Shavit Director

KCPS PE INVESTMENT MANAGEMENT (2006) LTD. By: /s/ Gilead Halevy —————————————— Gilead Halevy Director	By: /s/ Yitzhak Raab —————————————— Yitzhak Raab CFO and Director

Dated: June 8, 2009

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

(Unofficial Translation from Hebrew)

“331.	Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)	In counting the votes of the offerees, the votes of a controlling shareholder of the offeror, a shareholder who owns a controlling parcel of shares in the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)	If a special tender offer is accepted, then all offerees, who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by another date to be set by the Minister for this purpose, and they shall be treated like persons who agreed to the offer from the start.”

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” or a “resident” as follows:

        “(A) with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1) in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

(a) place of permanent home;

(b) place of residential dwelling of the individual and the individual’s immediate family;

(c) place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d) place of the individual’s active and substantial economic interests;

(e) place of the individual’s activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a) if the individual was present in Israel for 183 days or more in the tax year;

(b) if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

For the purposes of this provision, “day” includes a part of a day;

(3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

(4)....;

        (B) with respect to a body of persons – a body of persons which meets one of the following:

(1) it was incorporated in Israel;

(2) the control and management of its business are exercised in Israel; excluding body of persons that are managed and controlled from Israel by individual who became an Israeli resident for the first time or became a veteran returning resident, as aforesaid in section 14(a), or by someone on his behalf, and ten years has not lapsed from the date on which such individual became an Israeli resident, provided that such body of persons was not considered as an Israeli resident, even if the management and control of its business were not exercised by such individual or someone on his behalf, unless the body of persons requested otherwise.”

SCHEDULE I

A.	DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR OFFICE HOLDERS OF THE BIDDER GROUP

        Set forth below are the name, business address, age, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the directors, executive officers and other “senior office holders”(as such term is defined under the Israeli Securities Law) of each member of our Bidder Group.

        Unless otherwise indicated, all of directors, executive officers and other senior office holders of each member of our Bidder Group are citizens of Israel and their address is One Azrieli Center (Round Tower), Tel Aviv 67021, Israel.

Name	Age	Position	Current Principal Occupation & Material Positions in Past 5 Years

Gilad Shavit	42	Director of KCPS PE	Managing Partner and member of the investment
		Investment Management	committee of KCS Private Equity I Fund;
		(2006) Ltd.; Director of	previously, VP of the Israel Corporation
		KCPS Satellite Holdings Ltd.

Gilead Halevy	42	Director of KCPS PE	Managing Partner and member of the investment
		Investment Management	committee of KCS Private Equity I Fund;
		(2006) Ltd.; Director of	previously, partner of Giza Venture Capital
		KCPS Satellite Holdings Ltd.

Uri Einan	40	Director of KCPS PE	Managing Partner and member of the investment
		Investment Management	committee of KCS Private Equity I Fund
		(2006) Ltd. ; Director of
		KCPS Satellite Holdings Ltd.

Tal Keinan	39	Director of KCPS PE	CEO of KCPS & Company (2007) Ltd., member of
		Investment Management	the Investment committee of KCS Private Equity
		(2006) Ltd.	I Fund; member of the Ariav Advisory Committee

Jay Pomrenze	60	Director of KCPS PE	Principal Investment Manager at KCPS & Company
		Investment Management	(2007) Ltd., member of the investment committee
		(2006) Ltd.	of KCS Private Equity I Fund; until March 2009,
			director at Bank Ha'poalim

Alexander Cohen	37	Director of KCPS PE	Director of KCPS & Company (2007) Ltd.;
65 East 55th Street,		Investment Management	Portfolio Manager at Soros Fund Management;
21st Floor		(2006) Ltd.	previously, Portfolio Manager at Duquesne
New York, NY 10022			Capital Management

Yitzhak Raab	32	CFO of KCPS PE Investment	CFO of KCPS & Company (2007) Ltd.; until May
		Management (2006) Ltd.	2005, Associate, Giza Venture Capital

B	CONTROLLING SHAREHOLDERS AND PERSONS

        KCPS Satellites LP’s general partner is KCPS Satellite Holdings Ltd., a private company limited by shares, formed under the laws of the State of Israel. KCPS Satellite Holdings Ltd. is wholly-owned by KCPS PE Investment Management (2006) Ltd., or KCPS PE, a private company limited by shares, formed under the laws of the State of Israel. KCPS PE is jointly owned by KCPS & Company (2007) Ltd., a corporation incorporated under the laws of the State of Israel (holding a 40.0% interest in KCPS PE) and Gilad Shavit, Gilead Halevy and Uri Einan (holding, in the aggregate, a 60.0% interest in KCPS PE).

        The controlling shareholders in KCPS & Company (2007) Ltd. are Tal Keinan and Alexander Cohen.

C.	DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR OFFICE HOLDERS OF KCPS & COMPANY (2007) LTD.

        Set forth below are the name, business address, age, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the directors, executive officers and other “senior office holders” (as such term is defined under the Israeli Securities Law) of KCPS & Company (2007) Ltd.

        Unless otherwise indicated, all of directors, executive officers and other senior office holders of KCPS & Company (2007) Ltd. are citizens of Israel and their address is One Azrieli Center (Round Tower), Tel Aviv 67021, Israel.

Name & Address	Age	Position	Current Principal Occupation & Material Positions in Past 5 Years

Tal Keinan	39	CEO of KCPS & Company	CEO of KCPS & Company (2007) Ltd., member of
		(2007) Ltd.	the Investment committee of KCS Private Equity
			I Fund; member of the Ariav Advisory Committee

Jay Pomrenze	60	Principal Investment	Principal Investment Manager at KCPS & Company
		Manager, director of KCPS &	(2007) Ltd., member of the investment committee
		Company (2007) Ltd.	of KCS Private Equity I Fund; until March 2009,
			director at Bank Ha'Poalim

Alexander Cohen	37	Director of KCPS & Company	Director of KCPS & Company (2007) Ltd.;
		(2007) Ltd.	Portfolio Manager at Soros Fund Management;
			previously, Portfolio Manager at Duquesne
			Capital Management

David Steinhardt	40	Director of KCPS & Company	Director of KCPS & Company (2007) Ltd.;
540 Madison (55th St.)		(2007) Ltd.	Portfolio Manager at Wooster Capital Management
19th Floor., New York,
NY 10022

Elliot Hornblass	37	Director of KCPS & Company	Director of KCPS & Company (2007) Ltd.;
c/o Millennium Capital		(2007) Ltd.	Managing Director of Millennium Capital
Partners, 5th Floor, 50			Partners LLP
Berkeley Street, London
W1J 8HD

Yitzhak Raab	32	CFO of KCPS & Company	CFO of KCPS & Company (2007) Ltd.; until May
41 Shimon St., Modi'in		(2007) Ltd.	2005, Associate, Giza Venture Capital

The U.S. Depositary for the offer is:

AMERICAN STOCK TRANSFER
&TRUST COMPANY

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company LLC	American Stock Transfer & Trust Company LLC
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	Concourse Level
Brooklyn, NY 11219	New York, NY 10038

The Israeli Depositary for the offer is:

CLAL FINANCE BATUCHA INVESTMENT MANAGEMENT LTD.

By Hand/Overnight Courier/Mail:	By Facsimile Transmission:

Clal Finance Batucha Investment	+972-3-565-3533
Management Ltd.
Rubinstein House
37 Menachem Begin Road	Confirm by Telephone:
Tel Aviv 65220, Israel	+972-3-565-3529/30
Attn: Avi Avivi

The Information Agent for the offer is:

THE ALTMAN GROUP

1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071

U.S. toll-free: 866- 796-7184
Banks and brokers outside the U.S. call: 201-806-7300
Fax: 201-460-0050
Email: reorg@altmangroup.com

Our legal counsel is:

GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.
LAW OFFICES

One Azrieli Center
Round Building
Tel Aviv 67021, Israel
Tel: +972-3-607-4444
Fax: +972-3-607-4411
Attn.: Dr. Shachar Hadar, Adv.